Exhibit 99.1

Riot Blockchain Reports First Quarter 2020 Financial Results, Recent Legal, Operational & Financial Highlights

•	SEC investigation terminated on January 29, 2020.
•	Upgraded Bitmain S17 Pro Antminers purchased in late 2019 fully deployed during the quarter ended March 31, 2020.
•	Increased revenue to $2.4 million for the quarter ended March 31, 2020, compared to $1.4 million during the same period last year.
•	Increased mining margin to $1.0 million for the quarter ended March 31, 2020, compared to a loss of $0.1 million during the same period last year.
•	Excluding stock-based compensation, decreased SG&A expenses to $1.8 million for the quarter ended March 31, 2020, compared to $2.9 million during the same period last year.
•	Increased corporate liquidity to $19.2 million in cash and cryptocurrencies, as compared to $11.3 million as of December 31, 2019.

CASTLE ROCK, CO. – May 11, 2020 – Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot” or the “Company"), one of the few Nasdaq listed public cryptocurrency mining companies in the United States, reported financial results for the first quarter ended March 31, 2020. The financial statements are available on Riot’s website and here.

Riot continues to make substantial progress. During the quarter ended March 31, 2020, Riot announced the termination of the SEC investigation and the full deployment of upgraded mining equipment at its OKC facility. As compared to the same period last year, during the quarter ended March 31, 2020, Riot announced increased revenues, and decreased SG&A expenses excluding stock-based compensation. As compared to December 31, 2019, the Company has substantially improved its liquidity position and increased total stockholder’s equity.

Recent legal highlights

•	Received notice of the termination of the SEC’s investigation of Riot on January 29, 2020.
•	Granted motions to dismiss the securities class action suit, resulting in the dismissal of all claims without prejudice on April 30, 2020, pending the lead plaintiff seeking to file another amended complaint.

Recent operational highlights

•	4,000 Bitmain S17 Pro Antminers acquired in late 2019 were fully deployed and operational during Q1 2020 at the Company’s Oklahoma City mining facility, resulting in an 146% overall increase in Riot's fully owned hashing power capacity to approximately 248 petahash per second (“PH/s”).
•	Purchased 2,040 next generation Bitmain S19 Antminers in April 2020, which is expected to increase the Company’s current aggregate operating hash rate by 84% to approximately 457 PH/s pending receipt and deployment in Q3 2020.
•	During April 2020, entered into a co-location mining agreement with Coinmint, which is expected to improve the Company’s operational efficiency, and completed the migration of an initial batch of miners to Coinmint’s facilities in Massena, New York for testing.

Recent financial highlights

•	Produced 281 newly minted bitcoins (BTC) during the first quarter of 2020 and increased bitcoin inventory 60% to 821 BTC from December 31, 2019 to March 31, 2020.
•	Improved working capital at March 31, 2020 to $17.0 million from $9.3 million as of December 31, 2019 and decreased total liabilities to $3.8 million from $4.1 million during the same period.
•	Increased total stockholders’ equity to $33.2 million as of March 31, 2020 from $26.2 million at December 31, 2019.

First Quarter 2020 Financial Results

Total mining revenue increased 68% to $2.4 million as compared to $1.4 million in the first quarter of 2019.

Mining margin, computed as mining revenues in excess of cost of revenues (excluding depreciation and amortization which is separately stated), was $955,000 (40.0% of total revenue), which compares to a loss of $65,000 in the same year-ago period. The improvements in revenue and gross profit were primarily due to changes in cryptocurrency prices, combined with the higher efficiencies of the new generation miners in place in 2020, net of increases in the difficulty index associated with solving mining algorithms.

Selling, general, and administrative ("SG&A") expenses increased 18% to $3.7 million as compared to $3.2 million reported in the first quarter of 2019. The increase in SG&A expenses was primarily due to an increase in stock-based compensation expense. Excluding the stock-based compensation expense, SG&A decreased to $1.8 million as compared to $2.9 million reported in the first quarter of 2019 primarily due to cost reduction efforts and decreases in legal fees.

Net loss for the quarter ended March 31, 2020 was $4.3 million, or $(0.15) per share, compared to net loss of $13.8 million, or $(0.94) per share, in the same period last year.

At March 31, 2020, the Company had $19.2 million in cash and cryptocurrencies, as compared to $11.3 million at December 31, 2019.

COVID-19 Update: As published in its previous disclosures, Riot is continuing to closely monitor COVID-19 and its potential impact on the Company's workforce, operations, finance, and liquidity. To date, the impact has remained minimal.

About Riot Blockchain

Riot Blockchain (NASDAQ: RIOT) specializes in cryptocurrency mining with a focus on bitcoin. Riot also holds non-controlling investments in blockchain technology companies. Riot is headquartered in Castle Rock, Colorado, and the Company's primary mining facility is located in Oklahoma City, Oklahoma. For more information, visit www.RiotBlockchain.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors," copies of which may be obtained from the SEC's website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

For further information, please contact:

Gateway Investor Relations

Matt Glover and Charlie Schumacher

Telephone: 949-574-3860

Email: RIOT@gatewayir.com